Exhibit 99.1

News

April 27, 2005	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Lori Webster
918-588-7570

ONEOK reports increased first quarter 2005 earnings;

reaffirms 2005 guidance

Tulsa, Okla.— ONEOK, Inc. (NYSE:OKE) today announced increased net income of $107.7 million for the first quarter of 2005 compared with $105.2 million for the same period in 2004. Earnings per diluted share of common stock were $0.97 for the first quarter of 2005, reflecting an increase in the number of shares used in the calculation. For the same period last year, the diluted earnings were $1.04 per share.

ONEOK’s Chairman, President and Chief Executive Officer David Kyle said, “We have started 2005 with strong results and we reaffirm our 2005 annual earnings guidance in the range of $2.22 to $2.28 per diluted share of common stock.

“I am pleased that on April 21, 2005, we were able to increase our annual dividend 12 percent to $1.12 per share. In addition, as of March 31, we have repurchased 2.1 million shares of our common stock under our stock repurchase program.”

FIRST QUARTER RESULTS INCLUDED:

•	Operating income of $199.6 million, compared with $195.1 million one year ago;

•	Equity income of $2.5 million from our investment in Northern Border Partners, L.P., which is included in other income;

•	Dilution in earnings per share of six cents related to the outstanding equity units; and

•	Cash flow from operations, before changes in working capital, of $178.5 million, which exceeded capital expenditures of $58.3 million and dividends of $26.0 million by $94.2 million.

FIRST QUARTER 2005 BUSINESS SEGMENT RESULTS

Production

Operating income from our production operations increased to $13.6 million in 2005, compared with $11.9 million in 2004, and was impacted by:

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

•	higher realized net wellhead natural gas prices (net of hedges) of $5.65 per Mcf in 2005 compared with $5.36 per Mcf in 2004 and higher realized oil prices (net of hedges) of $44.66 per Bbl in 2005 compared with $29.60 per Bbl in 2004, which increased operating income by $2.6 million; and

•	a decline in natural gas production volumes from 47 MMcf per day in 2004 to 45 MMcf per day in 2005, which reduced operating income by $1.1 million.

Late in the first quarter of 2005, we completed several successful wells and anticipate the production from these wells to have a positive impact on production volumes for the remainder of the year. However, we continue to see high demand for services involved with drilling, completion and production of wells, which may impact our ability to add reserves over the remainder of the year.

The following tables set forth hedging information for our Production segment for the remainder of 2005 and 2006. Our 2006 gas and oil production noted below is hedged using costless collars; therefore, the price realized will be between those ranges noted below.

Year Ending December 31, 2005
Product	Volumes Hedged	Basis-Adjusted Average Price
Natural gas
Texas	18,350 Mcf/d	$5.89/Mcf
Oklahoma	9,500 Mcf/d	$6.41/Mcf
Oil	15,000 Bbls/month	$39.75/Bbl

Year Ending December 31, 2006
Product	Volumes Hedged	Price
Natural gas
Texas	8,250 Mcf/d	$6.46-$10.66/Mcf
Oklahoma	5,710 Mcf/d	$5.95-$10.00/Mcf
Oil	9,000 Bbls/month	$50.35-$60.00/Bbl

The Production segment owns, develops and produces natural gas and oil reserves in Oklahoma and Texas. This segment focuses on acquisition and development of reserves, rather than exploratory drilling.

Gathering and Processing

Operating income from our gathering and processing operations increased to $37.8 million in 2005, compared with $20.4 million in 2004. Our contract restructuring efforts continue to have a positive impact on operating income. The increases in operating income are due to:

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

•	an increase of $8.3 million due to favorable commodity pricing for natural gas and natural gas liquids on our percentage of proceeds contracts;

•	an increase of $5.6 million attributable to our keep whole contracts due primarily to an increase in our gross processing spread to $2.86 per MMBtu in 2005 compared with $1.70 per MMBtu in 2004; and

•	an increase of $2.6 million related to the addition of certain NGL storage and transportation agreements associated with our NGL storage and pipeline assets located in Conway, Kansas.

The following table sets forth margin information for the period indicated. NGL shrink, condensate shrink and plant fuel refer to the Btus that are removed from natural gas through the gathering and processing operation.

Margin Information	Three Months Ended March 31, 2005
Keep whole:
NGL shrink (MMBtu/d)	71,722
Plant fuel (MMBtu/d)	9,179
Condensate shrink (MMBtu/d)	5,280
Condensate sales (Bbls/d)	1,084
Percentage of total net margin	15%

Percentage of proceeds:
Wellhead purchases (MMBtu/d)	195,639
NGL sales (Bbls/d)	6,626
Residue sales (MMBtu/d)	24,804
Condensate sales (Bbls/d)	1,642
Percentage of total net margin	54%

Fee:
Wellhead volumes (MMBtu/d)	1,109,878
Average rate ($/MMBtu)	$0.17
Percentage of total net margin	22%

The following tables set forth hedging information for our Gathering and Processing segment for the remainder of 2005 and 2006. Our 2006 percent of proceeds production is hedged using costless collars; therefore, the price realized will be between those ranges noted below.

Year Ending December 31, 2005
Product	Volumes Hedged	Average Price
Percent of Proceeds Contracts:
Condensate	405 MBbls	$43.71/Bbl
NGL	450 MBbls	$0.74/gal
Natural gas	4.8 Bcf	$6.01/MMBtu
Keep Whole:
Gross processing spread	7,186 MMMBtu	$3.02/MMBtu

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

Year Ending December 31, 2006
Product	Volumes Hedged	Price
Percent of Proceeds Contracts:
Condensate	300 MBbls	$52.00-$60.00/Bbl
Natural gas	1.9 Bcf	$6.15-$11.00/MMBtu

The Gathering and Processing segment is engaged in the gathering, processing and marketing of natural gas and the fractionation, storage and marketing of natural gas liquids. The segment currently has approximately 1.8 Bcf/d of active processing capacity and approximately 13,800 miles of gathering pipelines that supply our gas processing plants.

Transportation and Storage

Operating income from our transportation and storage operations was $14.2 million in 2005, compared with $13.5 million in 2004. The primary differences between the periods were:

•	a decrease of $1.8 million in legal costs related to settled litigation;

•	an increase of $0.6 million in operating expenses related to higher employee costs and pipeline integrity costs; and

•	a decrease of $0.5 million in storage revenue related to intra-month business.

The Transportation and Storage segment owns and operates intrastate pipelines and natural gas transmission pipelines, natural gas storage and gas gathering facilities in Oklahoma, Kansas and Texas. Our facilities have a combined active working storage capacity of approximately 51.6 Bcf and approximately 5,600 miles of transportation pipeline with a maximum throughput of 2.9 Bcf/d.

Distribution

Operating income from our distribution operations was $80.6 million in 2005, compared with $85.7 million for 2004. The primary differences between periods were:

•	an increase of $5.1 million due to rate relief in Oklahoma and Kansas, partially offset by increased amortization expense of $2.3 million related to the rate orders;

•	a decrease of $2.6 million in bad debt expense;

•	a decrease in margins of $6.8 million due to reduced customer usage primarily as a result of warmer weather; and

•	an increase of $2.8 million in labor and employee benefit costs.

On January 28, 2005, Oklahoma Natural Gas filed for $99.4 million in rate relief in Oklahoma, which includes approximately $10.7 million of interim rate relief granted in January 2004. By statute, the Oklahoma Corporation Commission has 180 days to review and rule on the request. Based on this schedule, an order from the Commission is expected in late July 2005.

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

The Distribution segment includes Oklahoma Natural Gas Company, Kansas Gas Service Company and Texas Gas Service Company. We are the largest natural gas distributors in Kansas and Oklahoma and the third largest in Texas. Overall, we serve more than 2 million customers.

Energy Services

Operating income from our energy services operations was $52.3 million in 2005, compared with $63.4 million in 2004. The primary differences between periods were:

•	additional transport margins of $8.5 million, partially due to the basis spread between the Rocky Mountains and mid-continent trading locations; and

•	a decrease of $21.6 million related to storage activity resulting from decreased intra-month price volatility, lower spreads and reduced overall sales from inventory attributable to a 4.5 percent decrease in heating degree days.

Based on the results of the first quarter, we now expect margins from our physical business to be approximately $123 million for 2005.

After the reorganization of our Energy Services segment in the third quarter of 2004, we began reporting the realized revenues and purchase costs of our non-trading activities on a gross basis. Prior periods have not been adjusted for this change. Reporting of these transactions on a gross basis did not impact operating income, but resulted in an increase to revenues and cost of sales and fuel.

The net margin for our energy services operations for the three months ended March 31, 2005, was derived from the following sources:

Three Months Ended March 31, 2005
(Thousands)
Marketing and storage	$92,387
Less: Storage and transportation costs	(43,302)

Marketing and storage, net	49,085
Retail marketing	5,210
Financial trading	7,800

Net margin	$62,095

Our natural gas in storage on March 31, 2005, was 40 Bcf compared with 33 Bcf on March 31, 2004. Our total natural gas storage capacity under lease was 87 Bcf as of March 31, 2005, compared with 83 Bcf on March 31, 2004.

The Energy Services segment purchases, stores, transports and markets natural gas to both the wholesale and retail sectors in most states. Leased storage and transport capacity provide direct access to all regions of the country and flexibility in capturing volatility in the energy markets. The segment also trades natural gas.

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

ONEOK BUSINESS OUTLOOK

We reaffirm our previous annual earnings guidance for 2005 in the range of $2.22 to $2.28 per diluted share of common stock, which, as previously disclosed, does not include earnings from trading opportunities for the remainder of 2005. The 2004 reported results include trading earnings. Cash flow before changes in working capital is now expected to exceed capital expenditures and dividends by $140 to $150 million, which is reduced by $9 million as a result of the dividend increase announced on April 21, 2005.

Earnings Conference Call

Our 2005 first quarter earnings conference call will be held at 11 a.m. Eastern time (10 a.m. Central time) on April 28, 2005. Those who wish may join the call on the ONEOK Web site at www.oneok.com or call 1-888-639-6218, pass code 674058. A recording of the call will be available on our Web site for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 1-866-219-1444, pass code 674058.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving more than 2 million customers. We gather, process, store and transport natural gas in the mid-continent region of the United States. Our energy services operation focuses primarily on marketing natural gas and related services throughout the United States. We are also involved in oil and gas production in Oklahoma and Texas. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of operations and other statements contained or incorporated in this press release generally identified by words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions, risks and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

•	the effects of weather and other natural phenomena on energy sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of estimates, including accruals, cost of environmental remediation, and oil and gas reserves;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including, changes with respect to income taxes, environmental compliance, and authorized rates or recovery of gas costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political dynamics in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

•	our ability to access capital at competitive rates on terms acceptable to us;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth or recovery in the U.S. economy;

•	risks associated with the adequate supply of natural gas to our gathering and processing facilities, including production declines which outpace new drilling;

•	risks inherent in the implementation of new software, such as our customer service system, and the impact on the timeliness of information for financial reporting;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact of the outcome of pending and future litigation; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking statements.

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Quarters Ended March 31,
(Unaudited)	2005	2004
	(Thousands of dollars, except per share amounts)

Revenues
Operating revenues, excluding energy trading revenues	$2,743,671	$955,311
Energy trading revenues, net	9,192	75,264

Total Revenues	2,752,863	1,030,575

Cost of sales and fuel	2,353,298	637,817

Net Margin	399,565	392,758

Operating Expenses
Operations and maintenance	129,078	130,375
Depreciation, depletion, and amortization	51,496	46,740
General taxes	19,400	20,535

Total Operating Expenses	199,974	197,650

Operating Income	199,591	195,108

Other income	5,314	7,814
Other expense	804	7,590
Interest expense	29,802	23,688

Income before Income Taxes	174,299	171,644

Income taxes	66,635	66,491

Net Income	107,664	105,153

Earnings Per Share of Common Stock
Earnings Per Share, basic	$1.04	$1.06
Earnings Per Share, diluted	$0.97	$1.04
Average Shares of Common Stock (Thousands)
Basic	103,666	99,116
Diluted	111,001	101,298

Dividends Declared Per Share of Common Stock	$0.25	$0.19

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2005	December 31, 2004
Assets	(Thousands of dollars)
Current Assets
Cash and cash equivalents	$35,495	$9,458
Trade accounts and notes receivable, net	1,262,960	1,432,425
Materials and supplies	22,937	22,475
Gas in storage	300,440	593,028
Energy marketing and risk management assets	391,867	388,672
Deposits	70,806	32,394
Deferred income taxes	18,547	—
Other current assets	78,194	40,365

Total Current Assets	2,181,246	2,518,817

Property, Plant and Equipment
Production	473,947	455,964
Gathering and Processing	1,076,006	1,066,612
Transportation and Storage	699,848	705,115
Distribution	2,935,514	2,916,440
Energy Services	128,147	128,120
Other	134,322	134,199

Total Property, Plant and Equipment	5,447,784	5,406,450
Accumulated depreciation, depletion, and amortization	1,655,737	1,619,629

Net Property, Plant and Equipment	3,792,047	3,786,821

Deferred Charges and Other Assets
Regulatory assets, net	198,984	203,547
Goodwill	225,188	225,188
Energy marketing and risk management assets	69,321	71,310
Prepaid pensions	125,079	127,649
Investments and other	258,054	259,317

Total Deferred Charges and Other Assets	876,626	887,011

Total Assets	$6,849,919	$7,192,649

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2005	December 31, 2004
Liabilities and Shareholders’ Equity	(Thousands of dollars)
Current Liabilities
Current maturities of long-term debt	$6,535	$341,532
Notes payable	688,500	644,000
Accounts payable	1,088,831	1,185,351
Accrued taxes	90,057	36,346
Accrued interest	25,639	32,807
Customers’ deposits	39,831	39,478
Unrecovered purchased gas costs	60,705	64,322
Energy marketing and risk management liabilities	509,946	409,633
Deferred income taxes	—	16,861
Other	127,458	144,465

Total Current Liabilities	2,637,502	2,914,795

Long-term Debt, excluding current maturities	1,528,708	1,543,202
Deferred Credits and Other Liabilities
Deferred income taxes	656,588	644,512
Energy marketing and risk management liabilities	89,467	102,865
Lease obligation	83,449	86,817
Other deferred credits	282,072	294,754

Total Deferred Credits and Other Liabilities	1,111,576	1,128,948

Total Liabilities	5,277,786	5,586,945

Commitments and Contingencies
Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 107,437,255 shares and outstanding 102,238,676 shares at March 31, 2005; issued 107,143,722 shares and outstanding 104,106,285 shares at December 31, 2004	1,074	1,071
Paid in capital	1,024,699	1,017,603
Unearned compensation	(1,054)	(1,413)
Accumulated other comprehensive loss	(67,031)	(9,591)
Retained earnings	730,933	649,240
Treasury stock, at cost: 5,198,579 shares at March 31, 2005 and 3,037,437 shares at December 31, 2004	(116,488)	(51,206)

Total Shareholders’ Equity	1,572,133	1,605,704

Total Liabilities and Shareholders’ Equity	$6,849,919	$7,192,649

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarters Ended March 31,
(Unaudited)	2005	2004
	(Thousands of dollars)
Operating Activities
Net income	$107,664	$105,153
Depreciation, depletion, and amortization	51,496	46,740
Gain on sale of assets	(54)	(6,964)
Income from equity investments	(2,815)	(324)
Deferred income taxes	13,545	19,305
Stock based compensation expense	2,633	3,044
Allowance for doubtful accounts	6,040	8,297
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	163,425	17,503
Inventories	292,126	241,912
Unrecovered purchased gas costs	(3,617)	(1,683)
Deposits	(38,412)	16,064
Regulatory assets	(4,898)	1,798
Accounts payable and accrued liabilities	(36,213)	18,336
Energy marketing and risk management assets and liabilities	375	(4,860)
Other assets and liabilities	(34,881)	(14,539)

Cash Provided by Operating Activities	516,414	449,782

Investing Activities
Changes in other investments, net	(20,623)	(82)
Capital expenditures	(58,312)	(48,902)
Proceeds from sale of property	57	13,073
Other investing activities	(624)	(4,663)

Cash Used in Investing Activities	(79,502)	(40,574)

Financing Activities
Borrowing (payments) of notes payable, net	44,500	(600,000)
Termination of interest rate swaps	(20,212)	82,915
Payment of debt	(335,324)	(270)
Purchase of common stock	(65,282)	(800)
Issuance of common stock	4,875	160,720
Dividends paid	(26,021)	(18,109)
Other financing activities	(13,411)	(23,599)

Cash Used in Financing Activities	(410,875)	(399,143)

Change in Cash and Cash Equivalents	26,037	10,065
Cash and Cash Equivalents at Beginning of Period	9,458	12,172

Cash and Cash Equivalents at End of Period	$35,495	$22,237

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

ONEOK, Inc.

INFORMATION AT A GLANCE

	Quarters Ended March 31,
	2005	2004
	(Millions of dollars)
Production
Net revenue	$28.3	$26.4
Depreciation, depletion, and amortization	$7.3	$6.5
Operating income	$13.6	$11.9
Proved reserves (a)
Gas (MMcf)	202,854	216,808
Oil (MBbls)	4,228	4,138
Production
Gas (MMcf)	4,044	4,243
Oil (MBbls)	95	86
Average realized price (b)
Gas ($/Mcf)	$5.65	$5.36
Oil ($/Bbl)	$44.66	$29.60
Capital expenditures	$17.6	$8.5

Gathering and Processing
Net margin	$78.4	$59.4
Depreciation, depletion, and amortization	$8.3	$8.0
Operating income	$37.8	$20.4
Total gas gathered (MMMBtu/d)	1,110	1,106
Total gas processed (MMMBtu/d)	1,097	1,164
Natural gas liquids sales (MBbls/d)	98	111
Natural gas liquids produced (MBbls/d)	61	61
Gas sales (MMMBtu/d)	340	312
Capital expenditures	$9.4	$4.1
Conway OPIS composite NGL Price ($/gal) (based on our NGL product mix)	$0.75	$0.62
Average NYMEX crude oil price ($/Bbl)	$47.90	$34.40
Average realized condensate price ($/Bbl)	$46.19	$32.10
Average natural gas price ($/MMBtu) (mid-continent region)	$5.71	$5.22
Gross processing spread ($/MMBtu)	$2.86	$1.70

Transportation and Storage
Net margin	$30.1	$30.5
Depreciation, depletion, and amortization	$4.4	$4.3
Operating income	$14.2	$13.5
Volumes transported (MMcf)	131,330	128,935
Capital expenditures	$1.7	$2.0
Average natural gas price ($/MMBtu) (mid-continent region)	$5.71	$5.22

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

Distribution
Net margin	$201.2	$203.0
Depreciation, depletion, and amortization	$30.0	$26.2
Operating income	$80.6	$85.7
Average number of customers	2,043,466	2,021,496
Capital expenditures	$27.7	$25.9
Natural gas volumes (MMcf)
Gas Sales	85,242	95,217
Transportation	69,172	65,653
Natural gas margins
Gas Sales	$165.4	$169.7
Transportation	$28.4	$25.3

Energy Services
Net margin	$62.1	$75.3
Depreciation, depletion, and amortization	$1.4	$1.4
Operating income	$52.3	$63.4
Natural gas marketed (Bcf)	325	286
Electricity marketed (MMwh)	585	784
Physically settled volumes (Bcf)	625	540
Capital expenditures	$0.0	$0.1

(a)	Proved reserves include proved undeveloped reserves which are attributed to locations directly offsetting (adjacent to) existing production.

(b)	Average realized price reflects the impact of hedging activities.

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ONEOK reports increased first quarter 2005 earnings; reaffirms 2005 guidance

April 27, 2005

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

Quarter Ended March 31, 2005
(Millions of Dollars)
Cash provided by operating activities	$516.4
Accounts and notes receivable	(163.4)
Inventories	(292.1)
Unrecovered purchased gas costs	3.6
Deposits	38.4
Regulatory assets	4.9
Accounts payable and accrued liabilities	36.2
Energy marketing and risk management assets and liabilities	(0.4)
Other assets and liabilities	34.9

Cash flow from operations, before changes in working capital (a)	$178.5

(a) Cash flow from operations, before changes in working capital, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of a company’s fundamental business activities. Cash flow from operations, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.